AMENDED AND RESTATED

LOAN AGREEMENT

dated as of February 6, 2001

between

T-BIRD NEVADA, LLC

and

BANK OF AMERICA, N.A.

Table of Contents

AMENDED AND RESTATED

LOAN AGREEMENT

            THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of the 6th day of February, 2001 (the "Closing Date"), is made and executed by and between BANK OF AMERICA, N.A., a national banking association, and its successors and assigns (collectively, the "Bank"), and T‑BIRD NEVADA, LLC, a Nevada limited liability company (the "Borrower"). OUTBACK STEAKHOUSE, INC., a Delaware corporation (the "Guarantor"), has joined in the execution of this Agreement for the purposes set forth herein.

BACKGROUND

Borrower engages in the business of selecting sites for and constructing improvements to be operated as Outback Steakhouse restaurants in the State of California and leasing them to franchisees of the Guarantor for operation.

Barnett Bank, N.A., who has merged in the Bank, established a $25,000,000 non-revolving line of credit facility in favor of Borrower (the "Existing Credit Facility") pursuant to a loan agreement dated March 17, 1997 (the "Existing Loan Agreement").

Borrower has requested Bank to increase the amount of the Existing Credit Facility from $25,000,000 to $35,000,000 and to revise certain other terms and conditions of the Existing Credit Facility that is evidenced by the Existing Loan Agreement.

The Bank has agreed to make a $35,000,000 revolving line of credit facility (the "Facility") available to Borrower, so as to provide a source of funds to permit Borrower to rake loans to Restaurant Operators (as hereinafter defined), in order that such Restaurant Operators and acquire fee simple or leasehold interests in land located in various cities in the State of California, and construct "Outback Steakhouse" restaurants thereon.

To evidence the Facility, the Borrower has of even date herewith executed and delivered to the Bank a certain Amended and Restated Promissory Note in the principal amount of $35,000,000.00 (the "Note").

As a condition to the agreement of the Bank to provide the Facility, Guarantor has of even date herewith executed and delivered to the Bank a certain

Amended and Restated Guaranty Agreement guaranteeing the full payment and performance of all of the Borrower's obligations under the Note and this Agreement.

            NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and the Borrower hereby agree as follows:

OPERATIVE PROVISIONS

ARTICLE 1

Definitions

1.1 Background.

The Borrower and the Bank acknowledge and agree that the recitals set forth above (the "Background") are true and correct, and the Background and the instruments referred to therein are incorporated and made a part of this Agreement.

1.2Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

1.2.1"Advances" shall mean advances of portions of the Facility, each of which will be evidenced by the Note.

1.2.2"Affiliate" shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Borrower.  The term "control" means the power to direct the management and policies of the Borrower, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

1.2.3"Agreement" shall mean this Amended and Restated Loan Agreement, as the same may be amended, supplemented or modified, in writing, from time to time.

1.2.4"Applicable Margin" means the following per annum percentages applicable to the Facility and Non-Usage Fee.

Applicability	Facility Interest Rate	Non-Usage Fee
(i) If Guarantor’s ratio of Consolidated Debt to EBITDA is greater than 1.5 to 1.0	0.95%	0.25%
(ii) If Guarantor’s ratio of Consolidated Debt to EBITDA is less than 1.5 to 1.0 but greater than 1.0 to 1.0	0.70%	0.20%
(iii) If Guarantor’s ratio of Consolidated Debt to EBITDA is equal to or less than 1.0 to 1.0	0.575%	0.175%

            The Applicable Margin payable by the Borrower as set forth in the table above shall be reduced or increased as applicable on a quarterly basis according to the performance of the Guarantor as tested by Guarantor's ratio of Debt to EBITDA.  If the financial statements of the Guarantor setting forth its ratio of Debt to EBITDA are not received by Bank on the date required by the Outback Loan Agreement, the Applicable Margin shall be determined as if Guarantor’s ratio of Debt to EBITDA is greater than 1.5 to 1.0 for such fiscal quarter of Guarantor, until such time as the financial statements that are required by the Outback Loan Agreement are received by Bank.

1.2.5"Bank" shall mean Bank of America, N.A, a national banking association, its successors and assigns.

1.2.6"Borrower" shall mean T‑Bird Nevada, LLC, a Nevada limited liability company, its permitted successors and assigns.

1.2.7"Building" shall mean an individual building constructed and/or to be constructed by a Restaurant Operator in which an Outback Steakhouse restaurant will be operated.

1.2.8"Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of Florida are authorized or required by law to close.

1.2.9"Closing" is defined in Section 7.1.

1.2.10"Code"shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.2.11"Commitment" shall mean the obligation of the Bank to make Advances pursuant to the terms and subject to the conditions hereto.

1.2.12"Commitment Period" shall mean the period from and including the date of this Agreement to the Maturity Date or such earlier date as the Commitment shall terminate as provided herein.

1.2.13"Consolidated Interest Expense" for any period means interest, whether expenses or capitalized, in respect of Debt of the Guarantor or any of its Consolidated Subsidiaries outstanding during such period.

1.2.14"Consolidated Subsidiary" shall mean at any date any Subsidiary of the Guarantor or other entity the accounts of which would be consolidated with those of the Guarantor in its consolidated financial statements as of such date.

1.2.15"Consolidated Total Debt" shall mean, at any date, the Debt of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

1.2.16"Cost Breakdown" shall mean, in connection with each Building comprising a portion of the Improvements, a certified listing of all impact fees and permits and all hard costs (e.g., costs for labor, materials and fixtures, but excluding restaurant equipment and the cost associated with the real property or ground lease thereof) incurred in the construction of such Building ("Construction Costs").

1.2.17"Debt" of any Person shall mean, at any date, without duplication, (I) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all debt of others Guaranteed by such Person, (x) Synthetic Lease Indebtedness; (xi) all indebtedness, liabilities and obligations of such Person in connection with or arising from asset securitizations, including, without limitation, Securitization Facility Attributed Debt; and (xii) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any ).

1.2.18"Default" shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

1.2.19"Depreciation and Amortization" means for any period the sum of all depreciation and amortization expenses of the Borrower and its Consolidated subsidiaries for such period, as determined in accordance with GAAP.

1.2.20"EBITDA" shall mean for any period the sum of : (a) Consolidated Net Income, plus (b) the amount deducted in determining Consolidated Net Income for such period for (i) taxes on income, (ii) Consolidated Interest Expense, and (iii) Depreciation and Amortization, all determined with respect to the Guarantor and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP.  In determining EBITDA for any period, (i) any Consolidated Subsidiary acquired during such period by the Guarantor or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period, (ii) any amounts which would be included in a determination of EBITDA for such period with respect to assets acquired during such period by the Guarantor or any Consolidated Subsidiary shall be included in the determination of EBITDA for such period and the amount thereof shall be calculated on a pro forma, historical basis as if such assets had been acquired by the Guarantor or such Consolidated Subsidiary prior to the first day of such period, (iii) any Consolidated Subsidiary sold during such period by the Guarantor or any other Consolidated Subsidiary shall be excluded as if it had not been a Consolidated Subsidiary at any time during such period, and (iv) any amounts which would be otherwise included in a determination of EBITDA for such period with respect to assets sold or otherwise disposed of during such period by the Guarantor or any Consolidated subsidiary shall be excluded in the determination of EBITDA for such period and the amount excluded shall be calculated as if such assets had been sold or otherwise disposed of by the Guarantor or such Consolidated Subsidiary prior to the first day of such period.

1.2.21 "Environmental Laws" shall mean any of the Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund Act"), the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Clear Air Act, or any similar laws imposing liability on any person for the generation, storage, impoundment and disposal, discharge, treatment, release, seepage, emission, transportation or destruction of any Hazardous Waste or of any garbage, sewage, effluent, smoke, dust or any other form of pollution (whether or not denominated as a Hazardous Waste), as the same may be amended from time to time, and any rules, regulations, or administrative orders thereunder and any state statutes, laws, rules, regulations or administrative orders addressing the same or similar subject as the foregoing federal laws.

1.2.22"ERISA" shall meanthe Employee Retirement Income Security Act of 1974, as amended from time to time.

1.2.23"Event of Default" shall mean any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

1.2.24"Facility" is defined in the preamble.

1.2.25"Floating LIBO Rate" shall have the meaning ascribed to such term in the Note.

1.2.26"GAAP" shall mean generally accepted accounting principles in effect at the time of any determination thereof, consistently applied.

1.2.27"Governmental Authority" shall mean any municipal, county, state or federal governmental authority or other governmental authority (domestic or foreign) having or claiming jurisdiction over the relevant portion of the Property, the Improvements, the Bank, the Guarantor, the Borrower, or any Restaurant Operator.

1.2.28"Guarantor" shall mean Outback Steakhouse, Inc., a Delaware corporation

1.2.29"Guaranty" shall mean that certain Amended and Restated Unconditional Guaranty Agreement executed and delivered by the Guarantor in favor of Bank in connection with the Loan.

1.2.30"Ground Lease" shall mean any ground lease now or hereafter entered by or a Restaurant Operator as lessee, granting to the lessee a leasehold interest in a site on which the Restaurant Operator constructs Improvements.

1.2.31"Ground Lessor" shall mean the lessor under any Ground Lease.

1.2.32"Hazardous Waste" shall mean any hazardous, toxic or radioactive substance, materials or products as defined under any Environmental Laws, including, but not limited to, petroleum products, ammonia, chlorine, derivatives of petroleum products, pesticides, asbestos and asbestos‑containing materials, and polychlorinated biphenyls (PCB's).

1.2.33"Improvements" shall mean all improvements to be constructed by a Restaurant Operator, consisting of the Building and parking and other amenities required therefor for operation by the Restaurant Operator as an "Outback Steakhouse" restaurant.

1.2.34 "Leases" shall mean any lease between any Ground Lessor and any Restaurant Operator.

1.2.35"Loan Documents" shall mean, collectively, this Agreement, the Note and any other agreements, documents or instruments relating to the Facility, whether executed prior to, at or after the date hereof, as the same may be amended, supplemented or modified, in writing, from time to time; and "Loan Document" shall mean any one of the foregoing.

1.2.36"Loan" is sometimes used herein to mean the Facility.

1.2.37"Maturity Date" shall mean December 31, 2004.

1.2.38"Maximum Commitment Facility" shall mean Thirty‑Five Million Dollars ($35,000,000.00).

1.2.39"Outback Loan Agreement" shall mean the Credit Agreement dated December 21, 1999, relating to the Outback Revolving Loan among Wachovia Bank, N.A., as agent, the other lenders that are parties thereto, and Guarantor as may from time to time be amended or modified by the parties thereto.

1.2.40"Outback Revolving Loan" shall mean that certain revolving line of credit extended by Wachovia Bank, N.A. and the other lenders to the Guarantor pursuant to the Outback Loan Agreement and the note or notes evidencing such revolving loan.

1.2.41"Participant" shall mean a Person to whom the Bank has sold a participating interest in the Facility, or some portion thereof, as permitted under Section 10.14.

1.2.42"Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or a government or any agency or political subdivision thereof.

1.2.43"Property" shall mean collectively, or singly, as applicable, the real property in which a Restaurant Operator holds a fee or leasehold interest and which is or is intended to be used as a Restaurant Location.

1.2.44"Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person who is at any time prior to the Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

1.2.45"Related Loan Documents" shall mean all documents evidencing and/or securing any of the Related Loans.

1.2.46"Related Loans" shall mean all direct or contingent indebtedness or obligation of the Borrower and/or the Guarantor and/or any Affiliate of any of them, now or hereafter existing to the Bank, including, without limitation, the Outback Revolving Loan and the T‑Bird LLC Loans.

1.2.47"Request for Advance" shall mean the Request for Advance in the form attached hereto as Exhibit "A," as the same may be amended from time to time, or in such other form or forms as the Bank may require.

1.2.48"Restaurant Location" shall mean the Property and Improvements constitutingan Outback Steakhouse restaurant which is operated by a Restaurant Operator.

1.2.49"Restaurant Note" shall mean a promissory note executed by a Restaurant Operator to the order of the Borrower evidence a loan from the Borrower to the Restaurant Operator for the development of a Restaurant Location.

1.2.50"Restaurant Operator" shall mean the maker under any Restaurant Note, which shall be a franchisee of Guarantor and an Affiliate of the Borrower and/or the Guarantor.

1.2.51"Subsidiary" shall mean (i) any corporation of which more than fifty percent (50%) of the outstanding shares of stock of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned by the Borrower or by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries or (ii) any partnership in which the Borrower or one or more of its Subsidiaries, or the Borrower and one or more of its Subsidiaries own more than fiftypercent (50%) of the capital or profits interest thereof.

1.2.52"Synthetic Lease Indebtedness" means the aggregate principal amount of all indebtedness incurred in connection with any Synthetic Lease Transaction which is secured, supported or serviced, directly or indirectly , by any payments made by the Guarantor or any Subsidiary.

1.2.53"Synthetic Lease Transaction" means any transaction involving a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and in respect of which transaction any Synthetic Lease Indebtedness is issued or incurred.

1.2.54"T‑Bird California" shall mean T‑Bird LLC, a California limited liability company.

1.2.55"T‑Bird LLC Loans" shall mean those six (6) loans, each in the original principal amount of $275,000.00, made by the Bank to T‑Bird California pursuant to the terms of a certain Loan Agreement dated as of December 20, 1995.

1.3Other Definitional Provisions.

All terms defined in or incorporated into this Agreement shall have the same defined meanings when used in the other Loan Documents or any certificate or other instrument made or delivered pursuant hereto unless the context otherwise requires  Any accounting term used but not defined herein shall have the meaning given to it under GAAP.

ARTICLE 3

The Facility

2.1Facility Commitment.

Upon the terms and subject to the conditions set forth in this Agreement, upon request by the Borrower, the Bank agrees to make Facility Advances to the Borrower from time to time during the Commitment Period in an aggregate principal amount not to exceed the Maximum Commitment Facility.

2.2Note.

The Facility shall be evidenced by the Note.

2.3Term.

The term of the Facility shall be for a period beginning with the date hereof and terminating on the Maturity Date.

2.4Loan Commitment Fee.

The parties acknowledge that concurrently with the execution of this Agreement, Borrower shall pay to Bank a nonrefundable loan commitment fee of $30,000.00 (the "Commitment Fee").  The parties recognize and agree that the Commitment Fee (i) was not and is not a charge for the use of money, but rather a purchase of the right to secure a loan of money on the part of Borrower, and (ii) was a material inducement for Bank to make the Loan and for having Bank ready, willing and able to fund the Loan in accordance with the terms of the commitment letter dated November 28, 2000 from Bank to Borrower and this Agreement.  Borrower's payment of the Commitment Fee to Bank is and shall be in addition to all other payments (including without limitation principal and interest) now or hereafter payable to Bank pursuant to the terms and conditions of the Note and the other Loan Documents.

2.5Non Usage Fee.

In addition to the Commitment Fee required by Section 2.4 hereof, Borrower agrees to pay to Bank on a quarterly basis an unused commitment fee ("Non-Usage Fee") in the amount of the Applicable Margin percentage that is set forth in definition of Applicable Margin in an amount equal to such Applicable Margin multiplied by the difference between the Maximum Commitment Facility and the average principal amount outstanding under the Facility for the proceeding quarter.

2.6Use of Proceeds.

The proceeds of the Facility shall be used solely for the purpose of making loans to Restaurant Operators for use in acquiring interests in Property and constructing and equipping the Improvements constructed thereon for use as a Restaurant Location.

2.7Prepayment.

The Borrower may at any time prepay all or any portion of the indebtedness in accordance with the terms of the Note.

2.8Borrower's Accounts.

The Borrower shall cause T‑Bird LLC to continue to maintain all of its existing accounts with the Bank.  In addition the Borrower shall establish a "Depository Account" with the Bank.  The Bank shall deposit in the Depository Account all Advances under the Facility.  The Borrower shall cause all Restaurant Operators to directly deposit all payments under the Restaurant Notes into the Depository Account and shall deposit therein all other amounts required to make payments on the Facility as provided in the Note.

ARTICLE 3

Representations and Warranties

            In order to induce the Bank to enter into this Agreement and to make the Facility available, the Borrower, as to matters pertaining to it, the Guarantor, as to matters pertaining to it, represent and warrant to the Bank (which representations and warranties shall survive the delivery of the Note and the making of Advances) that:

3.1Organizational Status.

The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, has the legal power and legal authority to own its property and carry on its business as now being conducted and is duly qualified to do business in the States of Nevada and California and in every jurisdiction where qualification is necessary.

3.2Power and Authority.

The Borrower is authorized under all applicable provisions of law to execute, deliver and perform pursuant to this Agreement and the other Loan Documents, and all actions on the part of the Borrower required for the lawful execution, delivery and performance of this Agreement and the other Loan Documents have been duly taken.  Each of this Agreement and each of the other Loan Documents, upon the due execution and delivery thereof, will be the valid and enforceable instrument, obligation or agreement of the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.  To the best of the Borrower's knowledge, neither the execution and delivery of this Agreement or the other Loan Documents, nor the fulfillment of or compliance with their provisions and terms, will conflict with, or result in a breach of the terms, conditions or provisions of or constitute a violation of or default under any applicable law, regulation, order, writ, or decree, or any agreement or instrument to which the Borrower is now a party, or create any security interest, chattel mortgage, lien or other encumbrance upon any of the property or assets of the Borrower pursuant to the terms of any agreement or instrument to which the Borrower is a party or by which it is bound, except any in favor of the Bank expressly created by the Loan Documents.

3.3Corporate Status of Guarantor.

The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and legal authority to own its property and carry on its business as now being conducted and is duly qualified to do business in every jurisdiction where qualification is necessary.

3.4Financial Information.

The Borrower represents and warrants that to the best of its knowledge and belief, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower or its Affiliates.  The Guarantor represents and warrants that to the best of its knowledge and belief, since September 30, 2000, there has been no material adverse change in the business, financial position, results of operations or prospects of the Guarantor and/or its Consolidated Subsidiaries, considered as a whole.

3.5No Liens.

There are no judgments, liens, encumbrances, or other security interests outstanding against the Borrower or any of the Borrower's property other than those disclosed to the Bank in connection with the Borrower's request for the Facility.  There are no judgments, liens, encumbrances, or other security interests outstanding against the Guarantor or any of the Guarantor's property that would have a materially adverse effect on the financial condition of the Guarantor.

3.6Liabilities.

The Borrower has not incurred any debts, liabilities, or obligations other than those disclosed to the Bank in connection with the Borrower's request for the Facility or those shown on the financial statements and/or the notes thereto submitted to the Bank by the Borrower or those incurred in the ordinary course of business subsequent to the date of the financial statements.

3.7Litigation.

There are no investigations, actions, suits or proceedings by any federal, state or local government body, agency or authority, or any political subdivisions thereof, or by any Person, pending, or to the knowledge of the Borrower, threatened against the Borrower or the Guarantor or other proceedings to which the Borrower or the Guarantor is a party (including administrative or arbitration proceedings), (a) that are likely to result in any material adverse change in, or to have any other material adverse effect on, the business or condition, financial orotherwise, of the Borrower or the Guarantor, or (b) that, whether or not the Borrower and/or the Guarantor is a party thereto, seek to restrain, enjoin, prohibit or obtain damages or other relief with respect to the transactions contemplated by this Agreement.

3.8Tax Returns.

The Borrower and the Guarantor have filed all tax returns required to be filed by it or them and have paid all taxes and assessments payable by it or them that have become due, other than those not yet delinquent.  The Borrower and the Guarantor have each established reserves that are believed by the Borrower to be adequate for the payment of all federal and state income taxes not heretofore paid or closed by applicable statute.

3.9Contract or Restriction Affecting Borrower.

The Borrower and the Guarantor are not a party to or bound by any contract or agreement or subject to any charter or other corporate restriction that materially and adversely affects or will materially and adversely affect the business, properties or condition, financial or otherwise, of the Borrower or the Guarantor.

3.10Patents and Trademarks.

The Borrower and/or each Restaurant Operator, as applicable, owns, possesses or has the right to use all patents; licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets and proprietary and other confidential commercial information necessary to conduct its business as now conducted in all material respects, without known conflict with any patent, license, trademark, trade name, copyright or proprietary right of any other person, except for conflicts which do not have a materially adverse effect on the Borrower or its business.

3.11Governmental Approval.

The Borrower and the Guarantor are in compliance with all applicable laws and regulations of all governmental authorities, except where the failure to so be in compliance will not materially and adversely affect the business, properties or condition, financial or otherwise, of the Borrower and the Guarantor.  Except as otherwise specified herein, no written approval of any federal, state or local governmental authority, or any political subdivision thereof, is necessary for the Borrower and the Guarantor to carry out the terms of this Agreement or any of the other Loan Documents, and no consents or ,approvals are required in the making or performance of this Agreement or any of the other Loan Documents by the Borrower or the Guarantor's execution, delivery and performance of the Guaranty Agreement.

3.12Regulation U.

No part of the proceeds of the Facility will be used to purchase or carryor to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks.  Neither the Borrower nor the Guarantor is engaged or will engage, as one of their important activities, in extending credit for the purpose of purchasing or carrying such margin stocks.  If requested by the Bank, the Borrower will furnish or cause to be furnished to the Bank, in connection with the Facility, a statement in conformity with the requirements of Federal Reserve Form U‑1 referred to in Regulation U.  In addition, no part of the proceeds of the Facility will be used for the purchase of commodity future contracts (or margins therefor for short sales), or for any commodity not required for the normal raw material inventory of the Borrower.

3.13Securities Law.

No proceeds of the Facility will be used to acquire any security in any transaction that is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.  Neither the Borrower nor the Guarantor is an "investment company" or a company "controlled" by an "investment company" (within the meaning of the Investment Company Act of 1940, as amended).

3.14Environmental Matters.

To the best of their respective knowledge, the Borrower and the Guarantor are in compliance with all provisions of the Environmental Laws, except where the failure to so be in compliance will not materially and adversely affect the business, properties or condition, financial or otherwise, of the Borrower and the Guarantor.

3.14.2Neither the Borrower nor the Guarantor have received any assessment, notice of liability or notice of financial responsibility, and neither one of them has received any notice of any action, claim or proceeding to determine such liability or responsibility, or the amount thereof, or to impose civil penalties with respect to a site listed on any federal or state listing of sites containing or believed to contain Hazardous Wastes.  Neither the Borrower nor the Guarantor has received notification that any hazardous substances (as defined under CERCLA) that it has disposed of have been found in any site at which any governmental agency is conducting an investigation or other proceeding under any Environmental Law.

3.14.3To the best of the Borrower's and Guarantor's knowledge, no part of any of the Property or any property used by the Borrower or the Guarantor in its business or any building, structure or facility located thereon or improvement thereto contains asbestos or polychlorinated biphenyls (PCB's); have electrical transformers, fluorescent light fixture ballasts or other equipment containing PCB's installed thereon or therein; is used for the handling, processing, storage or disposal of Hazardous Wastes; or contain above‑ground or underground storage tanks or other storage facilities for Hazardous Wastes.

3.14.4No excise taxes have been imposed on the Borrower pursuant to Section 4611, 4661 or 4681 of the Code.

3.15No Untrue Statements.

Neither this Agreement, nor any of the other Loan Documents, nor any other agreement, report, schedule, certification or instrument simultaneously with the execution of this Agreement delivered to the Bank by the Borrower or any Guarantor, or by any officer thereof, contains any misrepresentation or untrue statement of any material fact or omits to state any material fact necessary to make any of such agreements, reports, schedules, certificates or instruments not misleading in any material respect.

ARTICLE 4

Affirmative Covenants of Borrower

            The Borrower covenants that, so long as any portion of the Advances remains unpaid and unless the Bank otherwise consents in writing, it will:

4.1Information.

Deliver, or cause to be delivered, to the Bank:

4.1.1as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower and each Restaurant Operator, balance sheets of the Borrower and each of the Restaurant Operators as of the end of such fiscal year and the related statements of income, shareholders' equity and cash flow for such fiscal year, as applicable, setting forth in each case in comparative form the figures for the previous fiscal year, certified to be true and correct by a Manager or the chief financial officer of the Borrower;

4.1.2a copy of the Borrower's annual income tax return within thirty (30) days after the same is filed with the Internal Revenue Service;

4.1.3forthwith upon the occurrence of any Event of Default, certificates of the chief financial officer or the chief accounting officer of the Borrower and the Guarantor setting forth the details thereof and the action which the Borrower and/or the Guarantor is taking or proposes to take with respect thereto;

4.1.4from time to time such additional information regarding the financial position or business of the Borrower and the Guarantor as the Bank may reasonably request.

4.2Payment of Obligations.

The Borrower will pay and discharge at or before maturity, all its material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

4.3Maintenance of Property; Insurance.

The Borrower will keep, or cause to be kept, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain either with financially sound and reputable insurance companies or pursuant to a plan of self‑insurance established in accordance with sound and appropriate practices, insurance on all Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business and will furnish to the Bank, full information as to the insurance carried.

4.4Conduct of Business and Maintenance of Existence.

The Borrower will preserve, renew and keep in full force and effect its existence as a Nevada limited liability company in good standing, and its rights, privileges and franchises necessary or desirable in the normal conduct of business.

4.5Inspection of Property, Books and Records.

The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of the Bank at the Bank's expense to visit and inspect any of its properties, to examine and make abstracts and copies from its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

4.6Licenses and Permits, Etc.

The Borrower will preserve and keep in force all licenses, permits and franchises necessary for the proper conduct of the Borrower's business;

4.7Advice Regarding Changes.

The Borrower will inform the Bank immediately of any material adverse changes in the financial condition of the Borrower, the Guarantor or any Restaurant Operator.

4.8Advice Regarding Litigation.

The Borrower will inform the Bank promptly of any litigation or threatened litigation which might or could substantially affect the Borrower's or the Guarantor's financial condition.

4.9Maintenance of Property.

The Borrower will maintain all of the Borrower's property and equipment in a state of good repair and will require each Restaurant Operator to do the same.

4.10Further Assurances.

At its cost and expense, upon request of the Bank, duly execute and deliver or cause to be duly executed and delivered to the Bank such further instruments and do and cause to be done such further acts that may be necessary or proper in the opinion of the Bank, reasonably exercised, to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

4.11Observe All Laws.

Conform to and duly observe in all material respects all laws, regulations and other valid requirements of any regulatory authority with respect to its properties and the conduct of its business.

4.12ERISA Requirement.

Comply with all requirements of ERISA applicable to it and furnish to the Bank as soon as possible and in any event within thirty (30) days after any officer of the Borrower or any duly appointed administrator of any employee pension benefit plan (as defined in ERISA) knows or has reason to know that any Reportable Event (as defined in ERISA) with respect to any such plan has occurred, an Officers' Certificate describing in reasonable detail such Reportable Event and any action that the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC or a statement that said notice will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized.

4.13Bank Accounts.

Maintain the Depository Account with the Bank.

ARTICLE 5

Affirmative Covenant of Guarantor

            The Guarantor covenants and agrees that, so long as any of the Advances remain outstanding, it will comply with all terms, provisions and covenants contained in the Outback Loan Agreement and all other documents or instruments executed by the Guarantor in connection with the Outback Revolving Loan.

ARTICLE 6

Negative Covenants

            The Borrower agrees that, so long as any portion of the Advances remains unpaid, unless the Bank otherwise consents in writing, it will not:

6.1       Additional Indebtedness or Liens.

Incur any additional indebtedness for borrowed money which is secured by an assignment of Borrower's interests in the Restaurant Notes or in the Assigned Leases or collaterally assign, mortgage, pledge, encumber, grant any security interest in any of the Restaurant Notes or the Leases, whether now owned or hereafter acquired.

6.2Extend Credit.

Except as contemplated in this Agreement, lend money or credit to or make or permit to be outstanding loans or advances to third parties, including, without limitation, members of the Borrower.

6.3Merger or Consolidation.

Enter into any merger or consolidation in which the Borrower is not the surviving entity.

6.4Transfer of Assets; Other Business Changes.

Sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired, except in the limited situations where the Borrower is exchanging membership interests for joint venture partnership interests or interests of franchisees; or change its name or any name in which it does business; or move its principal place of business.

6.5Transfer or Encumbrance of Interests in the Borrower.

Sell, convey, transfer, lease or further encumber any interest in the Borrower, without the prior written consent of Bank.  If any person should obtain an interest in the Borrower pursuant to any sale, transfer, conveyance or other disposition not so approved by the Bank or pursuant to the execution or enforcement of any lien, security interest or other right, such event shall be deemed to be a breach of this covenant by Borrower and an Event of Default under this Agreement and the Note.

ARTICLE 7

Conditions Precedent

7.1Closing.

The closing of the transactions contemplated hereby (the "Closing") shall be held at a place acceptable to Bank and Borrower.

7.2 Conditions Precedent to the Closing.

The Bank shall have no obligation to close the transactions contemplated hereby or to make any Advances to the Borrower under the Facility until the Bank has received the items listed below (but only to the extent current versions of such items have not been previously provided to Bank and remain unmodified), and/or the events described below have occurred, as the case may be:

7.2.1Loan Documents.  The Note, this Agreement and any other Loan Documents shall have been duly executed by the Borrower and delivered to the Bank and the Guaranty has been executed and delivered by the Guarantor to the Bank.

7.2.2Borrowing Resolutions.  A copy of the resolutions of the members of the Borrower certified by the Borrower's duly elected or appointed Manager, authorizing the execution of this Agreement and the other Loan Documents and authorizing the Manager of the Borrower to execute and deliver this Agreement and the other Loan Documents.

7.2.3Guarantor's Resolutions.  A certificate, certified by the Guarantor's duly elected or acting corporate secretary, stating that duly resolutions of the Board of Directors of the Guarantor have been adopted which authorize the execution and delivery of the Guaranty.

7.2.4Certificates of Incumbency.  (i) A certificate of incumbency of Borrower, showing the present members and Managers of the Borrower and specimen signatures of said members and Managers, and (ii) a certificate of incumbency of the Guarantor, showing the present officers and directors of the Guarantor and specimen signatures of said officers and directors.

7.2.5Certificate of Good Standing; Articles of Organization, Regulations.  A certified copy of the Articles of Organization, as amended to date, of the Borrower and a certificate of good standing with respect to the Borrower from the Secretary of State of the State of Nevada and a copy of the Regulations, as amended to date, of the Borrower certified by its duly elected or acting Manager.

7.2.6Certificate of Good Standing; Articles of Incorporation; By‑Laws.  A certificate of good standing with respect to the Guarantor from the Secretary of State of the State of Delaware; and a certificate of duly elected or acting corporate secretary stating that the Articles of Incorporation and By-Laws of the Guarantor which have previously been delivered to the Bank have not be changed or amended.

7.2.7No Adverse Change.  No conditions occur or arise regarding the Borrower's or the Guarantor's financial condition which the Bank deems, in its sole discretion, to have a materially adverse impact on the Borrower's and/or the Guarantor's financial condition and the Bank receives an Officer's Certificate from each such entity, stating that no such material adverse change has occurred.

ARTICLE 8

Default

8.1Events of Default.

The occurrence of one or more of the following events shall constitute an event of default hereunder (an "Event of Default"):

8.1.1Payment of Loan.  The failure to pay the any payment required by the Note or this Agreement within ten (10) days after the due date thereof, and the failure to pay any other amount payable hereunder or under any of the other Loan Documents, either by the terms hereof or thereof or otherwise as herein or therein provided.

8.1.2Covenants.  The Borrower shall fail to observe or perform the covenant contained in Section 6.5 of this Agreement; or the Borrower or the Guarantor shall fail to observe or perform any other covenant contained in this Agreement for a period of 30 days after written notice thereof has been given to the Borrower and/or Guarantor by the Bank.

8.1.3Representation or Warranty.  Any representation or warranty made by the Borrower herein or by Borrower or either Guarantor in any writing furnished in connection with or pursuant to this Agreement or any of the other Loan Documents shall be false or misleading in any material respect on the date upon which made or deemed reaffirmed.

8.1.4Other Documents.  The occurrence of any default as specified in any of the other Loan Documents and such default shall not have been remedied (i) within the grace period, if any, provided in such Loan Document or (ii) if no grace period is provided in such Loan Document and such default does not relate to the payment of money, within thirty (30) days after written notice thereof to the Borrower from the Bank or such longer time, not to exceed ninety (90) days, as is necessary if the Borrower is diligently pursuing a cure and the default is reasonably capable of being cured within such extended period.

8.1.5Default under Any Related Loans.  An event of default shall occur under the documents evidencing and/or securing any of the Related Loans, or any event or condition shall occur relative to any of the Related Loans, including, without limitation, the Outback Revolving Loan and the T‑Bird LLC Loans which (i) results in the acceleration of the maturity of any other obligation of the Guarantor, the Borrower, or an Affiliate of the Guarantor or the Borrower to the Bank, or (ii) with the giving of notice or lapse of time or both, would enable the holder of such obligation or any Person acting on such holder's behalf to accelerate the maturity thereof.

8.1.6Liquidation: Dissolution; Voluntary Bankruptcy.  The liquidation or dissolution of the Borrower or the Guarantor, or the suspension of the business of the Borrower or the Guarantor, or the filing by the Borrower or the Guarantor of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action of the Borrower or the Guarantor indicating its consent to, approval of or acquiescence in, any such petition or proceeding; the application by the Borrower or the Guarantor for, or the appointment by consent or acquiescence of the Borrower or the Guarantor of a receiver, a trustee or a custodian of the Borrower or the Guarantor for all or a substantial part of its property; the making by the Borrower or the Guarantor of any assignment for the benefit of creditors; the inability of the Borrower or the Guarantor or the admission by the Borrower or the Guarantor in writing of its or their inability to pay its or their debts as they mature; or the Borrower or the Guarantor taking any corporate action to authorize any of the foregoing.

8.1.7Involuntary Bankruptcy.  The filing of an involuntary petition against the Borrower or the Guarantor in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of a receiver, a trustee or a custodian of the Borrower or the Guarantor for all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or the Guarantor, and the continuance of any of such events for ninety (90) days undismissed or undischarged.

8.1.8Adjudication of Bankruptcy.  The adjudication of the Borrower or the Guarantor as bankrupt or insolvent.

8.1.9Order of Dissolution.  The entering of any order in any proceedings against the Borrower or the Guarantor decreeing the dissolution, divestiture or split‑up of the Borrower or the Guarantor, and such order remains in effect for more than sixty (60) days.

8.1.10Reports and Certificates.  Any report, certificate, financial statement or other instrument delivered to the Bank by or on behalf of Borrower or the Guarantor pursuant to the terms of this Agreement or the Loan Documents is false or misleading in any material respect when made or delivered.

8.1.11Judgment.  A final judgment (after all avenues of appeal and all applicable appeal periods have expired), which with other outstanding final judgments against the Borrower and/or the Guarantor exceeds an aggregate of Five Hundred Thousand and No/100 Dollars ($500,000.00) (net of amounts covered by insurance), shall be rendered against the Borrower or the Guarantor, and if within sixty (60) days after entry thereof such judgment shall not have been discharged, paid or bonded or execution thereon stayed pending appeal, or if within sixty (60) days after the expiration of any such stay such judgment shall not have been discharged.

8.1.12Illegality of Agreement or the Note.  This Agreement or the Note shall have been held by any court of competent jurisdiction, or by any competent regulatory authority, to be illegal, invalid, prohibited or unenforceable in whole or in material part.

            8.2Remedies.

8.2.1Termination of Advances.  Upon the occurrence of any Event of Default or Default, the Bank may refuse to make any further Advances under the Facility and the Bank shall have no further obligation to make Advances as long as said Event of Default or Default shall continue uncured or unwaived.  In the event that the Bank elects to terminate the making of Advances as provided herein, the Bank shall give written notice of such election to Borrower, but the failure of the Bank to give such notice or of the Borrower to receive such notice shall in no way obligate the Bank to continue making Advances after the occurrence of an Event of Default.

8.2.2Acceleration and Set‑off.  Upon the occurrence of any Event of Default, and at any time thereafter as long as the Event of Default is continuing, the Bank may, upon five (5) days written notice, declare the entire principal and all interest on the Advances and all obligations under the Loan Documents, and all Related Loans, including without limitation, the Outback Revolving Loan and the T‑Bird LLC Loans, whether the Borrower's or the Guarantor's liability for payment thereof is primary or secondary, direct or indirect, sole, joint, several or joint and several, or whether the indebtedness is matured or unmatured, due or to become due, fixed, absolute or contingent, to be immediately due and payable (without presentment, demand, protest or other notice of any kind, all of which are expressly waived) and the Loans and all such other indebtedness thereupon shall be and become immediately due and payable, and the Bank may proceed to collect the same by foreclosure, at law, or as otherwise provided in the Loan Documents and/or other instruments or agreements signed by the Borrower or the Guarantor.  In addition, without limiting any other rights of the Bank, whenever the Bank has the right to declare any indebtedness to be immediately due and payable (whether or not it has so declared), each of the Bank and each Participant may set off against the indebtedness without notice any amounts then owed to the Borrower by the Bank or such Participant, as the case may be, in any capacity, whether due or not due, including without limitation deposits, stocks, bonds and other securities and other assets held in any custodial accounts; and each of the Bank and each Participant shall be deemed to have exercised its right to set off immediately at the time its right to such election accrues.

8.2.3Cumulative Remedies.  All rights, remedies or recourse of the Bank under this Agreement, the Note, or any other Loan Documents, or under any of the Related Loan Documents, at law, in equity or otherwise, are cumulative, and exercisable concurrently, and may be pursued singularly, successively or together and may be exercised as often as occasion therefore shall arise.  No act of commission or omission by the Bank, including, but not limited to, any failure to exercise, or any delay, forbearance or indulgence in the exercise of, any right, remedy or recourse hereunder or under any other Loan Document shall be deemed a waiver, release or modification of that or any other right, remedy or recourse, and no single or partial exercise of any right, remedy or recourse shall preclude the Bank from any other or future exercise of the right, remedy or recourse or the exercise of any other right, remedy or recourse.  No waiver or release of any such rights, remedies and recourse shall be effective against the Bank unless in writing and manually signed by an authorized officer on the Bank's behalf, and then only to the extent recited therein.  A waiver, release or modification with reference to any one event shall not be construed as continuing or constituting a course of dealing, nor shall it be construed as a bar to, or as a waiver, release or modification of, any subsequent right, remedy or recourse as to a subsequent event.

8.2.4No Liability.  Whether or not the Bank elects to employ any or all remedies available to it in the event of an occurrence of a Default or an Event of Default, the Bank shall not be liable for the payment of any expenses incurred in connection with the exercise of any remedy available to the Bank or for the performance or non‑performance of any obligation of the Borrower.

ARTICLE 9

Advances Under the Facility

9.1Requests for Advance.

To receive an Advance the Borrower shall submit to the Bank, by facsimile transmission with the original to follow by mail, a Request for Advance signed by the Borrower and the Guarantor.  Requests for Advance shall be for an amount of not less than $100,000.00.  Upon receipt of a Request for Advance by Bank and the Bank having made a determination that sufficient finds are available under the Facility and all other conditions to such Advance shall have been fulfilled, Bank will make the Advance to the Borrower, subject to the terms, provisions and conditions as provided in this Agreement.  All disbursements will be made to Borrower in a manner determined by Bank, or with Bank's approval, into the Operating Account or as Borrower otherwise directs in writing.  Each Advance shall be considered to have been advanced to and received by Borrower upon, and interest on the Loan proceeds will be payable by Borrower from and after, the disbursement of the Advance to or for the benefit of the Borrower as aforesaid.  In no event shall Bank be required to make any Advance from and after the Commitment Termination Date.

9.2Conditions to Advance.

It shall be a condition of the obligation of the Bank to make any Advance that the Bank shall have received (by facsimile transmission, with original to follow by mail) a Request for Advance executed by both the Borrower and the Guarantor and that, at the time of each Advance of a portion of the Facility, each of the following statements shall be true in all material respects:

9.2.1All of the representations and warranties of the Borrower and the Guarantor set forth in this Agreement or in any other of the Loan Documents, and of the Guarantor under the Outback Loan Agreement, or any of the "Loan Documents" described therein, shall be correct on and as of the date of such Advance as though made on and as of such date.

9.2.2The Borrower and the Guarantor shall have observed and performed in all material respects all of the terms, conditions and agreements applicable to them set forth herein or in any other Loan Documents on its part to be observed or performed and no Event of Default and no Default shall have occurred and be continuing under this Agreement or the other Loan Documents.

9.2.3Each of the Borrower and the Guarantor shall have observed and performed in all material respects all of the terms, conditions and agreements set forth in all documents evidencing, and/or securing loans of credit facilities for which either or both of Borrower and Guarantor are directly or contingently liable, and no Event of Default and no Default shall have occurred and be continuing under any such direct or contingent liability, including, without limitation, the Outback Revolving Loan or any of the other Related Loans.

9.2.4All required financial statements and other material has been delivered to the Bank by the Borrower and the Guarantor; no material adverse changes shall have occurred since the date of such financial statements (except as may be disclosed in subsequent financial statements delivered to the Bank); and no material liabilities, contingent or otherwise, not shown on said financial statements or the notes thereto, shall exist, except those incurred or arising in the ordinary course of business since the end date for the last annual accounting period of the Borrower or the Guarantor, as applicable.

9.2.5There shall be no actions, suits, proceedings or claims pending or threatened against or affecting the Borrower or the Guarantor, the result of which might materially adversely affect the respective consolidated financial condition, business or operations of the Borrower or the Guarantor.

ARTICLE 10

Miscellaneous

10.1Waiver of Default.

The Bank may, by written notice to the Borrower at any time and from time to time, waive any default in the performance or observation of any condition, covenant or other term thereof or any Event of Default that shall have occurred hereunder and its consequences.  Any such waiver shall be for such period and subject to such conditions as shall be specified in any such notice.  In the case of any such waiver, the Borrower shall be restored to its former position hereunder and under the Loan Documents, and any Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default.

10.2Amendments and Waivers.

The Bank and the Borrower may, subject to the provisions of this Section 10.2, from time to time, enter into written agreements for the purpose of adding any provision to this Agreement or the other Loan Documents or changing in any manner the rights of the Bank or the Borrower hereunder or under the other Loan Documents.  No such amendment, modification or supplement shall be established by custom, conduct or course of dealing, but solely by an instrument in writing duly executed by the party to be charged therewith.  The Bank shall indicate its consent to any written request by the Borrower with respect to any such proposed amendment, modification or supplement by its delivery to the Borrower or its affirmative written approval thereof within ten (10) days of its receipt of an Officers' Certificate requesting such amendment, modification or supplement; provided, however, that any such request shall be deemed denied by the Bank if such written approval thereof shall not have been delivered by the Bank to the Borrower within such period.

10.3Notices.

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; the day it is received, if sent by recognized expedited delivery service or by facsimile transmission with receipt confirmation; and upon receipt, if mailed, certified mail, return receipt requested, postage prepaid.  In each case notice shall be sent to:

If to the Borrower:                           T‑BIRD NEVADA, LLC

                                                            13000 North Dale Mabry Highway

                                                            Tampa, FL 33618

                                                            Attention:  Mr. Thomas J. Shannon, Jr.

If to the Bank:                                  BANK OF AMERICA, N.A.

                                                            101 E. Kennedy Boulevard, 5thFloor

                                                            Tampa, FL 33602

                                                            Attention:  Sadahri Berry

or to such other address as either party may have specified in writing to the other using the procedures specified above in this Section 10:3.

10.4No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any rights or remedies provided by law.

10.5Survival of Representations Warranties and Covenants.

All representations, warranties, covenants and other agreements made herein shall survive the execution and delivery of this Agreement and the other Loan Documents.

10.6Liens, Set Off by Bank.

The Borrower and the Guarantor hereby grant to the Bank a continuing lien for the Facility and all other indebtedness of the Borrower and/or the Guarantor to the Bank upon any and all monies and securities of the Borrower and/or the Guarantor and the proceeds thereof, now or hereafter held or received by or in transit to, the Bank from or for the Borrower or the Guarantor, and also upon any and all deposits (general or special) and credits of the Borrower or the Guarantor, if any, against the Bank, at any time existing.  Upon the occurrence of any Event of Default hereunder, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower, to set off, appropriate and apply any or all items hereinabove referred to against all indebtedness of the Borrower and/or the Guarantor to the Bank, whether under this Agreement, or otherwise, whether now existing or hereafter arising.  The liens, set‑off rights and other rights granted to the Bank under this Section 10.6 are also hereby given by the Borrower the Guarantor to each Participant.

10.7No Third Party Beneficiaries.

This Agreement is a contract among the Bank, the Borrower and the Guarantor for their mutual benefit and no third person (other than any Participants) shall have any right, claim or interest against the Bank, the Borrower or the Guarantor by virtue or any provision hereof.

10.8Florida Law.

This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Florida without regard to the principles of the conflict of laws of Florida.

10.9Paragraph Headings.

Paragraph headings are for the purpose of identification only and are not considered as a substantive part of this Agreement.

10.10Gender; Etc,

Whenever the context so requires, the neuter gender includes the feminine and/or masculine, as the case may be, and the singular number includes the plural, and the plural number include the singular.

10.11Severability.

Each paragraph, provision, sentence and part thereof of this Agreement shall be deemed separate from each other paragraph, provision, sentence or part thereof, and the invalidity or unenforceability for any reason or to any extent of any such portion of this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any other Loan Document, or the application of such paragraph, provision, sentence or part thereof to other persons and circumstances.

10.12Reimbursement of Expenses.

The Borrower agrees to reimburse the Bank and the Participants for all reasonable costs and out‑of‑pocket expenses (including reasonable fees of attorneys) incurred in connection with the preparation, execution, delivery, modification, waiver and amendment of this Agreement and the other Loan Documents, and also all reasonable expenses incurred by the Bank and the Participants (including reasonable fees of attorneys) in the collection of any indebtedness incurred hereunder in the event of default by Borrower under any of the Loan Documents.  The obligations of the Borrower under this Section 10.12 shall survive the repayment of the Facility and the satisfaction by the Borrower of its other obligations under this Agreement and the other Loan Documents.

10.13Stamp or Other Taxes.

The Borrower agrees to pay any and all stamp, documentary, exercise and intangible taxes now or hereafter payable in respect of this Agreement, the Note and the other Loan Documents, whether in connection with the execution and delivery thereof, the making of any Advance previously or hereafter made, any modification or renewal thereof, or otherwise, together with any interest and penalties incident thereto.  The Borrower agrees to and shall indemnify and hold the Bank harmless from and against all loss, cost, expense and attorneys' fees that may be incurred by the Bank in connection with any such assessment, tax, levy or other charge, or any interest or penalty resulting therefrom.  The Bank may, but shall not be obligated to, at any time or from time to time, debit the deposit account of the Borrower at the Bank for the amount of any such obligations.  The obligations of the Borrower under this Section 10.13 shall survive the repayment of the Facility and the satisfaction by the Borrower of its other obligations under this Agreement and the other Loan Documents.

10.14Participation Rights.

Nothing contained in this Agreement shall in any way prohibit or otherwise restrict the Bank from (a) entering into agreements with other financial institutions whereby such other institutions participate in the Facility and (b) issuing participation certificates to such other institutions in connection therewith; provided, that the Facility shall be administered by the Bank and all actions permitted to be taken by "the Bank" hereunder shall be taken solely by the Bank (but this provision shall not prohibit (i) a participation agreement from requiring that the Bank first obtain the consent of a Participant with respect to one or more of such actions or (ii) a Participant from taking any action expressly permitted it under this Agreement).

10.15Further Assurances.

The Borrower agrees that, at any time and from time to time after the execution and delivery of this Agreement, it shall, upon request of the Bank, execute and deliver such further instruments and documents and do such further acts and things as the Bank may reasonably request in order to fully effect the purposes of this Agreement.

10.16Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

10.17Confidentiality.

Except for a newspaper announcement which may be published following the closing of this transaction, the Bank and the Borrower agree that neither of them will make any public announcement of the transactions contemplated by this Agreement unless it first obtains the written consent of the other party with respect to the issuance, form, content and timing of such public announcement.  The Bank further agrees that it will keep confidential all information concerning the Borrower, its business or financial condition, except information which is in the public domain or enters the public domain other than pursuant to a breach of this Agreement and information which the Bank is obligated to disclose pursuant to law or legal process.  The parties agree that they will keep confidential the terms of this Agreement unless required to divulge the same under applicable law or regulation or unless such information is disclosed in an action between the parties.  The Borrower acknowledges and agrees that the foregoing shall not be deemed to prohibit the Bank from disclosing information concerning the Facility and the Borrower to potential Participants.

10.18Waiver of Jury Trial.

The Borrower and the Guarantor, and any Person or Persons claiming under the Borrower or the Guarantor, hereby voluntarily and knowingly waive any right any of them may have to seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon or arising out of this Agreement, the Facility, the Note or any of the other Loan Documents, any related instrument or agreement, or the dealings or the relationship between or among such Persons or any of them.  Neither the Borrower nor the Guarantor nor any Person claiming under the Borrower or the Guarantor shall seek to consolidate any such action in which a jury trial has been waived with any other action in which trial cannot or has not been waived.  The Borrower and the Guarantor acknowledge that the provisions of this Section 10.18 have been fully discussed with the Borrower, the Guarantor and the Bank, that the Borrower and the Guarantor are ably represented by a licensed attorney at law in the negotiation of this Section 10.18, that they bargained at arm's length and in good faith and without duress of any kind for the terms and conditions of this Section 10.18 and that the provisions hereof shall be subject to no exceptions.  No party has in any way agreed with or represented to any other party that the provisions of this Section 10.18 will not be fully enforced in all instances.

            IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be duly executed under seal by their duly authorized officers, all as of the day and year first above written.

                                                                                    BORROWER:

                                                                                    T‑BIRD NEVADA, LLC, a Nevada   limited liability company

                                                                                    By:

                                                                                    Name:         Thomas J. Shannon, Jr.

                                                                                    Title:           Manager

                                                                                    BANK:

                                                                                    BANK OF AMERICA, N.A., a            national banking association

                                                                                    By:

                                                                                    Name:

                                                                                    Title:

JOINDER BY THE GUARANTOR

            The Guarantor joins in the execution of this Agreement for the purpose of agreeing to comply with and be bound by the provisions of this Agreement which apply to the Guarantor.

                                                                                    OUTBACK STEAKHOUSE, INC., a           Delaware corporation

                                                                                    By:

                                                                                    Name:

                                                                                    Title:

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